Exhibit 99.1

HERCULES REPORTS SECOND QUARTER 2008 RESULTS

WILMINGTON, DE, July 21, 2008 . . .. Hercules Incorporated (NYSE: HPC) today reported net income for the quarter ended June 30, 2008 of $61.0 million, or $0.54 per diluted share, as compared to $41.3 million, or $0.36 per diluted share, for the second quarter of 2007.(1)

Net income from ongoing operations(2) for the second quarter of 2008 was $43.6 million, or $0.39 per diluted share, compared to $45.8 million, or $0.40 per diluted share, in the second quarter of 2007.  Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.  The ongoing tax rate was 26.9% in the second quarter of 2008 versus 24.5% in the same period last year.  Net income from discontinued operations was $25.9 million and was related to the favorable resolution of a tax indemnification for a divested business.  Severance, restructuring and other exit charges were $4.9 million, including $2.8 million related to the outsourcing of corporate functions, $1.8 million in Paper Technologies and $0.3 million in Aqualon.  Asset impairment charges and accelerated depreciation and amortization were $1.8 million, primarily related to the upgrade of the company’s information technology platform.

Net sales in the second quarter of 2008 were $612.6 million, an increase of 12% from the same period last year.  Volume and pricing increased by 5% and 2%, respectively.  Rates of exchange increased sales by 6% during the quarter, while mix was 1% unfavorable.

Net sales in the second quarter of 2008 increased in all major regions of the world versus the prior year.  Sales increased 7% in North America, 20% in Latin America, 14% in Europe and 17% in Asia Pacific.  Europe was lower by 1% excluding the impact of the Euro.

Reported profit from operations in the second quarter of 2008 was $75.2 million, a decrease of 11% compared with $84.9 million for the same period in 2007.(1)  Profit from ongoing operations(2) in the second quarter of 2008 was $82.6 million, an increase of 2% compared with $80.9 million in the second quarter of 2007.  Please refer to Table 2 for a reconciliation of profit from ongoing operations to reported profit.

Cash flow from operations for the six months ended June 30, 2008 was $67.9 million, including cash outflows for severance, restructuring and other exit costs of $11.9 million.  Capital spending for the six months ended June 30, 2008 was $45.4 million.

Interest and debt expense was $18.3 million in the second quarter of 2008, compared to $17.8 million in the second quarter of 2007, reflecting increased interest expense on cross currency interest rate swaps, partially offset by lower outstanding debt balances and improved debt mix.

Total debt was $816.7 million at June 30, 2008, an increase of $20.7 million from year-end 2007.  Cash and cash equivalents were $106.6 million at June 30, 2008, as compared to $116.5 million at year-end 2007.

The Company purchased 351,100 shares of common stock at a cost of $6.5 million during the second quarter of this year and has now purchased 4.5 million shares for $84.3 million under its $200 million authorization through June 30, 2008.  The repurchase of shares under this authorization is currently suspended due to the previously announced pending transaction with Ashland Inc.

On June 23, 2008, the Company acquired Logos Química Ltda., a Brazilian-based specialty chemical company, for approximately $21 million.

Segment Results – Ongoing Basis(2)

In the Aqualon Group, net sales increased 16% while profit from ongoing operations was 1% lower in the second quarter as compared with the second quarter of 2007.  All business units had increased sales in the second quarter as compared to the prior year.  In the aggregate, the sales increase was driven by 10% higher volume, including 2% from the 2007 specialty surfactants acquisition, 3% higher prices and 7% favorable rates of exchange, partially offset by 4% unfavorable product mix.

Coatings and construction sales increased 18% in the second quarter of 2008 as compared to the same period of last year, due to 12% higher volume, including 5% from the specialty surfactants acquisition, 4% increased pricing and 8% favorable rates of exchange, partially offset by 6% negative product and regional mix.

Sales into the coatings markets were up 20% in the second quarter of 2008 as compared to the same period of last year.  Strong volume growth in Asia, including China, the Middle East and Eastern Europe, offset a soft North American market.  Price increases were achieved in most regions and product families.  Sales of specialty surfactants have increased sequentially every quarter since the acquisition was completed in July 2007.  In addition, sales of specialty surfactants continue to grow outside traditional North American markets.

Construction market sales increased 17% as compared to the second quarter of last year.  Strong growth was achieved in Asia, the Middle East, Africa and Eastern Europe, whereas other major regions were lower.  Pricing improvements were achieved in most regions and product families.  The increased construction sales reflect improved operability at the Hercules Tianpu China joint venture.

Regulated industry sales increased 16% in the second quarter of 2008 as compared to the same period of last year, primarily due to 4% higher volume, 3% improved product mix, 3% increased pricing and 6% favorable rates of exchange.  Sales were higher in all markets.  Sales increased in the pharmaceutical, personal care and food markets by 34%, 15% and 8%, respectively, as compared to the second quarter of last year.  Growth was achieved in all major regions of the world.  Pricing increases were achieved in most regions and product families.  Sales of the AquariusTM film coating product line for the pharmaceutical industry continue to grow since the product launch in mid 2007.

Energy and specialties sales increased 11% in the second quarter of 2008 as compared to the same period of last year.  The increase was due to 11% higher volumes, 4% higher prices and 4% favorable rates of exchange, partially offset by 8% unfavorable product mix.  Energy sales increased 16% and specialties increased 5%, as compared to the prior year.  Sales of both the energy and specialty businesses grew in most major regions of the world.  Price increases were achieved across most product families.

Profit from ongoing operations was 1% lower, primarily as a result of higher raw material, transportation and utility costs, higher selling, general and administrative costs, and negative product and regional mix, partially offset by higher volume and the associated contribution margin, increased selling prices, lower pension expenses and favorable rates of exchange.  Margins were adversely impacted as price increases did not fully offset higher raw material, freight and utility costs.  Pricing increased $9.3 million from the second quarter of last year, whereas raw material, freight and utility costs increased $14.8 million.  The recovery of cost increases through pricing continues to improve as 63% of cost increases were recovered in the second quarter versus 35% in the first quarter 2008.  The negative mix reflects strong growth in both lower margin products and in lower margin regions which did not offset the impacts of the challenging North American coatings and construction markets.

In the Paper Technologies and Ventures Group, net sales in the second quarter increased 8% while profit from ongoing operations decreased 2% compared with the same quarter in 2007.

Paper Technologies sales increased 3% due to 7% favorable rates of exchange and 2% increased prices, partially offset by 6% lower volume.  Product mix was flat in the aggregate.  Volumes were lower in both North America and Europe while Asia volume was flat as compared to the second quarter of last year.  North American volumes reflected lower sales of sizing products.  European volumes reflected lower sales of strength chemicals.  Price increases were achieved in the Americas and Europe while Asia pricing was lower in the aggregate.  The favorable rates of exchange primarily reflect the strong Euro.  Sales in fast growing markets, including Brazil, Chile, Indonesia, Russia and the Middle East, were up 26% compared to the prior year.  Sales of new products continued to drive growth in overall sales and profitability.

Ventures sales increased 26% primarily due to 8% higher volume, 7% higher prices, 6% improved product mix, and 5% favorable rates of exchange.  Sales increased in all Ventures business units:  Lubricants increased 80%; Water management increased 9%; Pulp chemicals increased 18%; Building and converted products increased 17%; and Tolled products increased 5%.  Pricing was favorable in most Venture businesses.

The recent acquisition of Logos Química Ltda. is expected to strengthen the pulp chemicals business within Ventures and increase the Company's presence in Latin America.

The decrease in profit from ongoing operations reflected higher raw material, freight and utility costs, and increased SG&A costs, which included a bad debt associated with a customer bankruptcy, partially offset by favorable rates of exchange, higher volume and improved selling prices in Ventures, and lower pension costs.

Price increases were $7.7 million as compared to the second quarter of last year, while raw material, freight and utility costs increased $11.1 million.  The recovery of cost increases through pricing continues to improve as 69% of cost increases were recovered in the second quarter versus 46% in the first quarter 2008.

PTV severance and restructuring charges of $1.8 million were recorded in the quarter, primarily related to European operations, reflecting the re-alignment of manufacturing and sales organizations in response to the changing market dynamics in that region.

Outlook

As previously announced on July 11, 2008, the Company has entered into a definitive merger agreement under which Ashland Inc. (Ashland) would acquire all of the outstanding shares of the Company.  The transaction is expected to close by the end of 2008.

Recovery of cost increases through pricing actions continues to improve.  The Company now expects approximately $100 million in 2008 raw material, freight and utility cost increases as compared to the prior year.  Implementation of price increases is expected to offset a majority of these costs.  Despite the run up in energy related inputs, the Company expects modest operating margin improvement through higher utilization of recent capacity expansions and the impact of new product introductions.  The full year ongoing tax rate is estimated to be 27%.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  The words or phrases "will likely result," "should," "are expected to," "will continue," "is anticipated," "expect," "estimate," "project" or similar expressions are among those which identify forward-looking statements.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the possibility that the transaction with Ashland may not close, including as a result of failure to obtain the approval of the Company’s stockholders; the possibility that financing may not be available to Ashland on the terms committed; and other risks that are described in filings made by Ashland and the Company with the Securities and Exchange Commission (SEC) in connection with the proposed transaction, the ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to improve margins, the success of outsourcing initiatives, ability to identify, execute and integrate acquisitions, ability to execute divestitures, ability to close transactions, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher raw material, manufacturing, freight and utility costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities or expanding capacity, environmental and safety regulations and clean-up costs, the impact of adverse events relating to the operation of the Company's facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions), foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievement, expressed or implied by such forward-looking statements, reactivate stock repurchases or continue the payment of dividends.  As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

ADDITIONAL INFORMATION

In connection with the proposed transaction, Ashland and the Company will be filing documents with the SEC, including the filing by Ashland of a registration statement on Form S-4, and the filing by the Company of a related preliminary and definitive proxy statement/prospectus.  Investors and security holders are urged to read the registration statement on Form S-4 and the related preliminary and definitive proxy/prospectus when they become available because they will contain important information about the proposed transaction.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Ashland Investor Relations at (859) 815-4454 or Hercules Investor Relations at (302) 594-7151.  Investors and security holders may obtain free copies of the documents filed with the SEC on Ashland’s Investor Relations website at www.ashland.com/investors or the Company’s website at www.herc.com or the SEC’s website at www.sec.gov.

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.  Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above.  Additional information regarding the directors and executive officers of the Company is also included in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2008.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ashland and the Company as described above.

Media Contact:                                John S. Riley                                (302) 594-6025
Investor Contact:                            Stuart L. Fornoff          (302) 594-7151

HERCULES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)                                                                                                                                (Unaudited)
Table 1	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2008	2007(1)	2008	2007(1)
Net sales	$612.6	$549.0	$1,170.9	$1,051.3
Cost of sales	420.1	358.8	794.5	682.2
Selling, general and administrative expenses	98.6	84.8	193.2	168.2
Research and development	11.4	11.0	22.5	21.4
Intangible asset amortization	2.7	1.9	5.3	3.7
Other operating expense, net	4.6	7.6	12.8	20.7
Profit from operations	75.2	84.9	142.6	155.1
Interest and debt expense	18.3	17.8	35.0	35.0
Other expense, net	8.7	33.2	15.8	38.0
Income before income taxes and equity loss	48.2	33.9	91.8	82.1
Provision (benefit) for income taxes	12.6	(7.9)	24.1	(41.0)
Income before minority interests and equity loss	35.6	41.8	67.7	123.1
Minority interests in (earnings) losses of consolidated subsidiaries	(0.3)	(0.5)	0.9	(1.0)
Equity loss of affiliated companies, net of tax	(0.2)	—	(1.1)	(0.5)
Net income from continuing operations before discontinued operations	35.1	41.3	67.5	121.6
Net income from discontinued operations, net of tax(4)	25.9	—	25.9	—
Net income	$61.0	$41.3	$93.4	$121.6

Basic earnings per share:
Continuing operations	$0.32	$0.36	$0.61	$1.06
Discontinued operations	0.23	—	0.23	—
Net income	$0.55	$0.36	$0.84	$1.06
Weighted average # of basic shares (millions)	111.4	114.6	111.6	114.3
Diluted earnings per share:
Continuing operations	$0.31	$0.36	$0.60	$1.06
Discontinued operations	0.23	—	0.23	—
Net income	$0.54	$0.36	$0.83	$1.06
Weighted average # of diluted shares (millions)	112.1	115.3	112.2	115.0

Income before income taxes and equity loss	$48.2	$33.9	$91.8	$82.1
Interest and debt expense	18.3	17.8	35.0	35.0
EBIT(2)	66.5	51.7	126.8	117.1
Depreciation and amortization, net of amortization of debt issuance costs	24.8	26.9	52.8	53.1
EBITDA(2)	$91.3	$78.6	$179.6	$170.2

(Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2008	2007(1)	2008	2007(1)
Net Sales By Segment(3)
Paper Technologies	233.8	227.6	460.5	448.9
Ventures	76.2	60.7	152.4	122.6
Paper Technologies & Ventures Group	$310.0	$288.3	$612.9	$571.5

Coatings & Construction	153.8	129.9	273.0	230.2
Regulated	74.2	63.8	143.0	124.0
Energy & Specialties	74.6	67.0	142.0	125.6
Aqualon Group	$302.6	$260.7	$558.0	$479.8

TOTAL	$612.6	$549.0	$1,170.9	$1,051.3

Profit From Operations By Segment
Paper Technologies & Ventures Group	23.9	31.8	53.6	65.4
Aqualon Group	56.6	62.5	104.6	114.8
Corporate	(5.3)	(9.4)	(15.6)	(25.1)
TOTAL	$75.2	$84.9	$142.6	$155.1

  (Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED JUNE 30, 2008				THREE MONTHS ENDED JUNE 30, 2007(1)
(Dollars in millions, except per share)	Net Income	Diluted EPS	Profit From Operations	EBITDA	Net Income	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$61.0	$0.54	$75.2	$91.3	$41.3	$0.36	$84.9	$78.6
Discontinued operations, net of tax(4)	(25.9)	(0.23)	—	—	—	—	—	—
Vertac matters	0.2	—	—	0.3	11.4	0.10	—	17.5
ABL settlement	—	—	—	—	8.4	0.07	—	13.0
Legal accruals and settlements(5)	0.6	0.01	—	0.9	0.4	—	—	0.6
Severance and restructuring costs	3.2	0.03	4.9	4.9	4.0	0.03	6.2	6.2
Asset impairments/ Accelerated depreciation	1.2	0.01	1.8	0.6	2.4	0.02	3.7	—
Pension accounting change pre LDI implementation(1)	—	—	—	—	(6.8)	(0.06)	(10.4)	(10.4)
Gain on asset dispositions	—	—	—	—	(2.7)	(0.02)	(4.1)	(4.1)
Loss on sale of FiberVisions	—	—	—	—	(0.1)	—	—	(0.1)
Other(6)	2.7	0.02	0.7	4.2	0.7	0.01	0.6	1.0
Subtotal adjustment items(7)	(18.0)	(0.16)	7.4	10.9	17.7	0.15	(4.0)	23.7
Tax adjustment to the ongoing effective tax rate(8)	0.6	0.01	—	—	(13.2)	(0.11)	—	—
Ongoing Operations(2)	$43.6	$0.39	$82.6	$102.2	$45.8	$0.40	$80.9	$102.3

   (Unaudited)
Table 3 Reconciliation to Ongoing Operations	SIX MONTHS ENDED JUNE 30, 2008				SIX MONTHS ENDED JUNE 30, 2007(1)
(Dollars in millions, except per share)	Net Income	Diluted EPS	Profit From Operations	EBITDA	Net Income	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$93.4	$0.83	$142.6	$179.6	$121.6	$1.06	$155.1	$170.2
Discontinued operations, net of tax(4)	(25.9)	(0.23)	—	—	—	—	—	—
Vertac matters	0.3	—	—	0.5	12.4	0.11	—	19.0
ABL settlement	—	—	—	—	8.4	0.07	—	13.0
Gain on asset dispositions	—	—	—	—	(2.7)	(0.02)	(4.1)	(4.1)
Legal accruals and settlements(5)	1.0	0.01	—	1.5	0.8	0.01	—	1.2
Severance and restructuring costs	5.2	0.05	8.0	8.0	9.6	0.08	14.8	14.8
Asset impairments/ Accelerated depreciation	3.5	0.03	5.3	0.6	4.8	0.04	7.4	—
Pension accounting change pre LDI implementation(1)	—	—	—	—	(13.6)	(0.12)	(20.7)	(20.7)
Loss on sale of FiberVisions	—	—	—	—	(0.3)	—	—	(0.3)
Other(6)	3.2	0.03	1.3	5.0	1.4	0.01	0.6	2.0
Subtotal adjustment items(7)	(12.7)	(0.11)	14.6	15.6	20.8	0.18	(2.0)	24.9
Tax adjustment to the ongoing effective tax rate(8)	1.8	0.02	—	—	(60.9)	(0.53)	—	—
Ongoing Operations(2)	$82.5	$0.74	$157.2	$195.2	$81.5	$0.71	$153.1	$195.1

(Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2008
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS	TOTAL HERCULES
Profit from Operations	$23.9	$56.6	$(5.3)	$75.2
Severance, restructuring and other exit costs	1.8	0.3	2.8	4.9
Asset impairments and accelerated depreciation	—	—	1.8	1.8
Other(6)	0.5	—	0.2	0.7
Subtotal adjustment items	2.3	0.3	4.8	7.4
Profit from Ongoing Operations(2)	$26.2	$56.9	$(0.5)	$82.6

(Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2007(1)
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS	TOTAL HERCULES
Profit from Operations	$31.8	$62.5	$(9.4)	$84.9
Severance, restructuring and other exit costs	0.3	(0.1)	6.0	6.2
Asset impairments and accelerated depreciation	0.2	—	3.5	3.7
Gain on asset dispositions	—	—	(4.1)	(4.1)
Pension accounting change pre-LDI implementation(1)	(5.6)	(4.8)	—	(10.4)
Other(6)	—	—	0.6	0.6
Subtotal adjustment items	(5.1)	(4.9)	6.0	(4.0)
Profit from Ongoing Operations(2)	$26.7	$57.6	$(3.4)	$80.9

(Unaudited)
Table 6 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2008
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS	TOTAL HERCULES
Profit from Operations	$53.6	$104.6	$(15.6)	$142.6
Severance, restructuring and other exit costs	2.2	0.4	5.4	8.0
Asset impairments and accelerated depreciation	—	—	5.3	5.3
Other(6)	0.9	—	0.4	1.3
Subtotal adjustment items	3.1	0.4	11.1	14.6
Profit from Ongoing Operations(2)	$56.7	$105.0	$(4.5)	$157.2

(Unaudited)
Table 7 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2007(1)
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS	TOTAL HERCULES
Profit from Operations	$65.4	$114.8	$(25.1)	$155.1
Severance, restructuring and other exit costs	0.7	0.4	13.7	14.8
Asset impairments and accelerated depreciation	0.3	—	7.1	7.4
Gain on asset dispositions	—	—	(4.1)	(4.1)
Pension accounting change pre-LDI implementation(1)	(11.2)	(9.5)	—	(20.7)
Other(6)	—	—	0.6	0.6
Subtotal adjustment items	(10.2)	(9.1)	17.3	(2.0)
Profit from Ongoing Operations(2)	$55.2	$105.7	$(7.8)	$153.1

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
                                                                                  (Unaudited)
Table 8	JUNE 30	DEC. 31
	2008	2007(1)
Assets
Current assets
Cash and cash equivalents	$106.6	$116.5
Accounts receivable, net	435.8	366.8
Inventories	244.6	224.0
Income taxes receivable	24.6	20.2
Other current assets	80.4	86.8
Total current assets	$892.0	$814.3
Property, plant and equipment, net	698.9	660.0
Other assets	1,199.8	1,204.1
Total assets	$2,790.7	$2,678.4
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$236.3	$222.0
Other current liabilities	254.3	258.5
Vertac obligations	20.5	20.0
Current debt obligations	54.9	33.7
Total current liabilities	$566.0	$534.2
Long-term debt	761.8	762.3
Other liabilities	882.5	881.8
Total liabilities	$2,210.3	$2,178.3
Minority interests	21.1	22.1
Total stockholders' equity	559.3	478.0
Total liabilities and stockholders' equity	$2,790.7	$2,678.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
   (Unaudited)
Table 9	SIX MONTHS ENDED JUNE 30
	2008	2007(1)
Cash Flows from Operating Activities:
Net income	$93.4	$121.6
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	53.1	54.0
Deferred income tax provision and income taxes payable	23.2	122.7
Loss on sale of 51% interest in FiberVisions	—	(0.3)
Other noncash charges and credits	4.6	2.0
Working capital, net(9)	(69.7)	(158.4)
Asbestos-related assets and liabilities, net	7.4	43.8
Pension and postretirement benefits	(4.5)	(29.4)
Non-current assets and liabilities, net	(39.6)	(15.5)
Net cash provided by operating activities	67.9	140.5
Cash Flows from Investing Activities:
Capital expenditures	(45.4)	(53.8)
Proceeds from sale of 51% interest in FiberVisions, net of transaction costs	—	(1.2)
Acquisitions and investments, net	(9.0)	(0.9)
Proceeds from fixed asset disposals / Other	3.0	11.3
Net cash used in investing activities	(51.4)	(44.6)
Cash Flows from Financing Activities:
Long-term debt proceeds	—	3.3
Debt repayments and change in short term debt	14.1	(41.2)
Repurchase of common stock	(37.3)	—
Dividends paid	(10.9)	—
Proceeds from exercise of stock options / Other	1.7	7.0
Net cash used in financing activities	(32.4)	(30.9)
Effect of exchange rate changes on cash	6.0	1.1
Net (decrease) increase in cash and cash equivalents	(9.9)	66.1
Cash and cash equivalents at beginning of period	116.5	171.8
Cash and cash equivalents at end of period	$106.6	$237.9

NOTES:
(1)      Effective January 1, 2008, the Company has changed its method of accounting for its qualified defined-benefit pension plans in the United States ("U.S.") and the United Kingdom ("U.K.").  The change in accounting method and related timing coincides with the completion of a shift in the assets of the Company’s U.S. plan in connection with the implementation of a liability-driven investing strategy ("LDI").  The change has been applied retrospectively to all prior years.  In addition, the quarterly results for the periods included in the year ended December 31, 2007 have been adjusted.  The Company's web site contains the adjusted financial data for the aforementioned periods.  The change encompasses:  (a) the basis for the determination of the "market-related value" of plan assets from a smoothed value to the "fair value" and (b) a reduction in the amortization period for gains and losses in excess of the "corridor" from a period representing the average remaining service period of active employees to immediate recognition in the subsequent year (i.e., a 1-year amortization period).

(2)      Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures.  The ongoing operations include Paper Technologies and Ventures and the Aqualon Group.  Results from ongoing operations exclude impairment charges and accelerated depreciation/amortization for certain facilities within these businesses that will have no further operating impact, severance, restructuring and other exit costs, litigation against and settlements with the Company's insurance carriers, and legal accruals, settlements and other charges related to divested businesses.  Please refer to Tables 2, 3, 4, 5, 6 and 7 for the reconciliation of reported to ongoing operations for the quarter and six months ended June 30, 2008 and 2007.
EBIT is calculated as net income before income taxes plus interest and debt expense.  EBITDA is calculated as net income before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.
EBIT and EBITDA are measures commonly used by the capital markets to value enterprises.  Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates.  Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies.  In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.  Management believes that EBIT and EBITDA information is useful to investors for these reasons.  This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3)      Net sales by segment have been realigned to the current organizational structure.

(4)      Income associated with the final resolution of a tax indemnification for a divested business.

(5)      These accruals and settlements exclude asbestos and Vertac litigation matters and are primarily attributable to divested businesses.

(6)      Other primarily includes gains and losses related to formerly divested businesses and other costs.

(7)      Adjustment items have been tax effected at the U.S. federal statutory tax rate of 35% for 2008 and 2007, except the loss on the sale of FiberVisions.  Valuation allowances have been established on this capital loss.  Additionally, the related earnings per share impacts are based upon diluted shares totaling 112.1 million and 115.3 million for the three months ended June 30, 2008 and 2007, respectively and 112.2 million and 115.0 million shares for the six months ended June 30, 2008 and 2007 respectively.

(8)      The 2007 adjustment is principally due to the resolution of the remaining IRS audit issues for the years 1993-2003.

(9)      The six months ended June 30, 2007 includes $124.5 million paid to the United States in settlement of the Vertac judgment, partially offset by an accrual of $19.0 million for additional response costs including accrued interest not yet paid.